Exhibit 10.9

BENEFICIAL MUTUAL SAVINGS BANK
 TRANSITION CREDIT RETIREMENT PLAN
FOR DESIGNATED EMPLOYEES

Article I
Purpose

The purpose of this Beneficial Mutual Savings Bank Transition Credit Retirement Plan for Designated Employees (the “Plan”) is to provide certain key employees of  Beneficial Mutual Savings Bank (the “Bank”) with a nonqualified retirement benefit to supplement benefits available to them under the Bank’s frozen pension plan and the Employee Savings and Stock Ownership Plan (the “KSOP”).  The Plan was effective upon adoption by the Board of Directors on December 18, 2008.

Article II
Definitions

For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

“Bank” means Beneficial Mutual Savings Bank, Philadelphia, PA.

“Beneficiary” means the person, persons or entity designated by the Participant to receive benefits payable under the Plan.

“Board of Directors” means the Board of Directors of the Bank.

“Code” means the Internal Revenue Code of 1986, as amended.

“Declared Rate” means, for any Plan Year, the rate in effect on the first business day of the year for the Bank’s longest term certificate of deposit, unless modified by the Board of Directors.  The Declared Rate may be modified by a resolution of the Board of Directors on a prospective basis at any time during the Plan Year or with respect to any future Plan Year.

“Determination Date” means the date on which the amount of a Participant’s Transition Credit Account is determined as provided in Article IV hereof.  The last day of each Plan Year shall be the Determination Date.

“Disability” means a physical or mental condition which constitutes a disability within the meaning of Section 22(e)(3) of the Code.

“Just Cause” shall mean termination because of the Participant’s personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, continuing material failure to perform assigned duties, or a willful violation of any law, rule or regulation (other than traffic violations or similar infractions) or a final cease-and-desist order.

“Participant” means an employee of the Bank who is designated as a Participant in Appendix A to the Plan.

“Plan Year” means a twelve-month period commencing January 1st and ending the following December 31st.

“Separation from Service” means the termination of a Participant’s services (whether as an employee or as an independent contractor) to the Bank for reasons other than death or Disability.  Whether a Separation from Service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the Bank and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period.

“Transition Credit” means the amount credited to a Participant’s Transition Credit Account pursuant to Section 3.2 of the Plan  with respect to a Plan Year.

“Transition Credit Account” means the account maintained on the books of the Bank for each Participant pursuant to Article IV.  A Participant’s Transition Credit Account shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan.  A Participant’s Transition Credit Account shall not constitute or be treated as a trust fund of any kind.

Article III
Participation and Benefits

Section 3.1    Participation.  Subject to Section 3.2, an employee of the Bank who is designated as a Participant in Appendix A to the Plan or by the Board of Directors at any time after the Effective Date of the Plan shall continue as a Participant until the earliest to occur of his death, Disability, or Separation from Service.

Section 3.2    Transition Credits.  For each Plan Year beginning with the Plan Year ending December 31, 2008 and ending with the Plan Year ending December 31, 2017, the Transition Credit Account of a Participant who (a) is employed on the last day of the Plan Year, or (b) terminates employment by reason of his death or Disability during the Plan Year, shall be credited with a Transition Credit in a dollar amount (rounded to the nearest whole dollar) equal to the percentage of the Participant’s Compensation (as such term is defined for purposes of Bank contributions under the KSOP and subject to the limitations contained therein, including but no limited to Section 401(a)(17) of the Code) set forth in Appendix A for such Participant (the “Transition Benefit Percentage”).  Notwithstanding anything in this Plan to the contrary, unless otherwise determined by the Board of Directors, (i)no Transition Credits shall be credited to the Transition Credit Account of a Participant for any Plan Year beginning after December 31, 2017 and (ii) a Participant shall not be eligible to receive a Transition Credit under this Plan in any calendar year in which the Participant has received or will be eligible to receive (based on the Board’s good faith determination) a contribution under Section 3.2(f) of the Bank’s Employee Savings and Stock Ownership Plan.

Section 3.3    Vesting of Transition Credit Account.  A Participant’s Transition Credit Account shall at all times be 100% vested.  Notwithstanding the foregoing, a Participant’s interest in his Transition Credit Account shall be forfeited as of the effective date of a Participant’s termination of employment for Just Cause.

Article IV
Transition Credit Account

Section 4.1    Determination of Account.  A Participant’s Transition Credit Account as of each Determination Date shall consist of all Transition Credits and interest credits credited to the Participant’s Transition Credit Account.

Section 4.2    Crediting of Account.  As of each Determination Date, the Participant’s Transition Credit Account shall be increased by the amount of interest earned since the preceding Determination Date.  Interest shall be based upon the Declared Rate in effect for such Plan Year.  Interest shall be based upon the average daily balance of the Participant’s Transition Credit Account since the last  Determination Date, but after the Transition Credit Account has been adjusted for any contributions to be credited as of such day.

Section 4.3    Statement of Account.  The Bank shall provide each Participant, within 120 days after the close of each Plan Year, a statement in such form as the Bank deems desirable, setting forth the balance to the credit of such Participant in his Transition Credit Account as of the last day of the preceding Plan Year.

Article V
Benefit Distributions

Section 5.1    Benefit Payment.  Upon a Participant’s death, Disability or Separation from Service (other than for Just Cause), the Bank shall pay to the Participant or his Beneficiary his Transition Credit Account in accordance with Sections 5.2 and 5.3 of the Plan.  Notwithstanding anything in this Plan to the contrary, no benefit shall be payable to a Participant under this Plan if the Participant terminates employment under circumstances constituting a termination for Just Cause.

Section 5.2    Form of Benefit Payment.  The Bank shall pay the Participant’s Transition Credit Account in the form of a lump sum.

Section 5.3    Commencement of Payments.   The payment due under Section 5.1 shall be made not later than ninety (90) days following the date the Participant incurs a Separation from Service or a termination of employment by reason of death or Disability.

Section 5.4    Specified Employees. In the event a Participant is a “Specified Employee” (as defined herein) no payment shall be made to that Participant prior to the first day of the seventh month following the Participant’s Separation from Service.  “Specified Employee” shall be interpreted to comply with Section 409A of the Code and shall mean a key employee within the meaning of Section 416(i) of the Code (without regard to paragraph 5 thereof), but an individual shall be a “Specified Employee” only if the Bank is a publicly-traded institution or the subsidiary of a publicly-traded holding company.

Article VI
Beneficiary Designation

Section 6.1    Beneficiary Designation.  Each Participant shall have the right, at any time, to designate any person or persons as his Beneficiary or Beneficiaries (both primary as well as contingent) to whom payment under this Plan shall be paid in the event of his death prior to complete distribution to the Participant of the benefits due him under the Plan.  Any Participant Beneficiary designation shall be made in a written instrument filed with the Board of Directors and shall be effective only when received in writing by the Board of Directors.  Any Beneficiary designation may be changed by a Participant by the written filing of such change on a form prescribed by the Board of Directors.  The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed.

Section 6.2    No Participant Designation.  If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then Participant’s designated Beneficiary shall be deemed to be the person or persons surviving him in the first of the following classes in which there is a survivor, share and share alike:

(a)           The surviving spouse;

(b)           The Participant’s children, except that if any of the children predecease the Participant but leave issue surviving, then such issue shall take by right of representation the share their parent would have taken if living; or

(c)           The Participant’s estate.

Section 6.3    Effect of Payment.  The payment to the deemed Beneficiary shall completely discharge Bank’s obligations under this Plan.

Article VII
Administration and Claim

Section 7.1    Administration.  The administration of the Plan, the exclusive power to interpret it, and the responsibility for carrying out its provisions are vested in the Board of Directors.  The Board of Directors shall have the authority to resolve any question under the Plan.  The determination of the Board of Directors as to the interpretation of the Plan or any disputed question shall be conclusive and final to the extent permitted by applicable law.

Section 7.2    Claims Procedures.

(a)           Claims for benefits under the Plan shall be submitted in writing to the Chairman of the Board of Directors.

(b)           If any claim for benefits is wholly or partially denied, the claimant shall be given written notice within a reasonable period following the date on which the claim is filed, which notice shall set forth:

(i)	the specific reason or reasons for the denial;

(ii)	specific reference to pertinent Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)	an explanation of the Plan’s claim review procedure.

If the claim has not been granted and written notice of the denial of the claim is not furnished in a timely manner following the date on which the claim is filed, the claim shall be deemed denied for the purpose of proceeding to the claim review procedure.

(c)           The claimant or his authorized representative shall have 30 days after receipt of written notification of denial of a claim to request a review of the denial by making written request to the Chairman of the Board of Directors, and may review pertinent documents and submit issues and comments in writing within such 30-day period.

After receipt of the request for review, the Board of Directors shall, in a timely manner, render and furnish to the claimant a written decision, which shall include specific reasons for the decision and shall make specific references to pertinent Plan provisions on which it is based.  The decision by the Board of Directors shall not be subject to further review.  If a decision on review is not furnished to a claimant, the claim shall be deemed to have been denied on review.

(d)           No claimant shall institute any action or proceeding in any state or federal court of law or equity or before any administrative tribunal or arbitrator for a claim for benefits under the Plan until the claimant has first exhausted the provisions set forth in this section.

Article VIII
Amendment and Termination of Plan

Section 8.1    Amendment.  The Board of Directors may at any time amend the Plan in whole or in part, provided, however, that no amendment shall be effective to decrease the amount of a Participant’s Transition Credit Account as of the effective date of such amendment.

Section 8.2    Termination of Plan.  The Board of Directors may at any time terminate the Plan if, in its judgment, the tax, accounting, or other effects of the continuance of the Plan, or potential payments thereunder would not be in the best interests of the Bank, but such termination shall not reduce the amount of a Participant’s Transition Credit Account as of the effective date of termination.

Article IX
Miscellaneous

Section 9.1    Unsecured General Creditor.  Participants and their Beneficiaries, heirs, successors and assigns shall have no secured interest or claim in any property or assets of the Bank, nor shall they be beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Bank (“Policies”).  Such Policies or other assets of the Bank shall not be held under any trust for the benefit of Participants, their Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of Bank under this Plan.  Any and all of the Bank’s assets and Policies shall be, and remain, the general, unpledged, unrestricted assets of the Bank.  The Bank’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Bank to pay money in the future.  The Bank shall have no obligation under this Plan with respect to individuals other than that Bank’s employees, directors or consultants.

Section 9.2    Non-assignability.  Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable.  No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

Section 9.3    Not a Contract of Employment.  The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Bank and the Participant, and the Participant (or his Beneficiary) shall have no rights against the Bank except as may otherwise be specifically provided herein.  Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Bank or to interfere with the right of the Bank to discipline or discharge him at any time.

Section 9.4    Terms.  Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

Section 9.5    Captions.  The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

Section 9.6    Governing Law.  The provisions of this Plan shall be construed and interpreted according to the laws of Pennsylvania, unless preempted by federal law.

Section 9.7    Validity.  In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

Section 9.8    Notice.  Any notice or filing required or permitted to be given to the Bank under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Secretary of the Board of Directors.  Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail as of three (3) days following the date shown on the postmark or on the receipt for registration or certification.

Section 9.9    Successors.  The provisions of this Plan shall bind and inure to the benefit of the Bank and its successors and assigns.  The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Bank and successors of any such corporation or other business entity.